Exhibit (a)(1)(J)

Personnel Summary

[Name]

Eligible Option Grants as of July 16, 2009

Name	Original Option Grant Date	Option Grant Number	Original vesting terms of option		Exercise Price per Share			Original Number of Options Granted	Number of Shares Subject to Eligible Option *	Exchange Ratio		Number of New Options after Exchange
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]
[ ]	[ ]	[ ]	[	]	$	[	]	[ ]	[ ]	[	]	[ ]

								[ ]	[ ]			[ ]

*	Number of shares “eligible” based on current outstanding or remaining options as at 7/16/2009. Eligible options may be exchanged pursuant to the offer regardless of whether they are vested or unvested. Shares that previously have been exercised are not eligible for exchange.